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November 8, 2000

Aethlon Medical, Inc.
7825 Fay Avenue, Suite 200
La Jolla, California, 92037

                   Re: Registration of Shares of Common Stock
                     Issuable Pursuant to Stock Option Plans

Gentlemen:

     We have examined a copy of the Registration Statement on Form S-8 (the "Registration Statement") of Aethlon Medical, Inc., a Nevada corporation (the "Company"), for the registration under the Securities Act of 1933, as amended, of up to 215,000 shares of the Company's Common Stock, par value $.001 per share (the "Shares"), issuable upon exercise of options granted pursuant to individual stock option agreements with consultants to the Company (the "Agreements"). We have also examined the Articles of Incorporation of the Company, the Plan, the Agreements, and such other corporate records and other documents as we have deemed necessary in order to express the opinion set forth below.

     We are of the opinion that, upon exercise of the options granted under the Plans and the Agreements, and payment in full of the exercise price therefor, the Shares will have been duly authorized, validly issued, and fully paid and nonassessable shares of Common Stock of the Company under the laws of the State of Nevada, where the Company is incorporated.

     We hereby consent to the reference to this firm under Item 5 of the Registration Statement and to the filing of this opinion, including this consent, as an exhibit to the Registration Statement.

                                                     Very truly yours,



                                                     Edward B. Paulsen,
                                                     Gibson, Haglund & Paulsen